Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
Arcosa, Inc. Announces Fourth Quarter and Full Year 2018 Results and Increases 2019 Guidance

–	Reports higher fourth quarter revenues, net income, and adjusted EBITDA

–	Raises full year 2019 adjusted EBITDA guidance to a range of $215 million to $225 million following recently-completed ACG Materials acquisition

DALLAS, Texas - ARCOSA, Inc. - February 27, 2019:
Arcosa, Inc. (NYSE: ACA) (“Arcosa” or the “Company”), a provider of infrastructure-related products and solutions, today announced results for the fourth quarter and full year ended December 31, 2018.

Fourth Quarter Highlights

•	Revenues were $374.4 million, up 8%

•	Net income was $27.7 million, up 17%; excluding non-routine items, adjusted net income was $19.8 million, up 14%

•	Diluted EPS of $0.56, up 17%; adjusted diluted EPS of $0.40, up 11%

•	Adjusted EBITDA of $45.4 million, up 12%

Full Year Highlights

•	Revenues were $1,460.4 million, essentially flat with 2017

•	Net income was $75.7 million, down 16%; excluding non-routine items, adjusted net income was $89.1 million, up 7%

•	Diluted EPS of $1.54, down 16%; adjusted diluted EPS of $1.82, up 6%

•	Adjusted EBITDA of $186.5 million, down 6%

Commenting on the results, Antonio Carrillo, President and Chief Executive Officer, noted, “Arcosa made significant progress on a number of key strategic initiatives in the fourth quarter, our first as an independent, publicly-held company, which we believe has set the stage for a return to growth in 2019. We successfully completed the separation from Trinity Industries, Inc. on November 1st, executed the acquisition of ACG Materials in our Construction Products Group, reopened a previously-idled barge facility in Transportation Products responding to the ongoing market recovery, and advanced the roll-out of our continuous improvement program to expand margins across our Energy Equipment businesses.

“The benefits of our broad infrastructure market exposure were clear in the fourth quarter, as contributions from our Transportation and Energy Equipment segments offset the effect of record rainfall in Texas which hampered our aggregates business.

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“Order trends were positive in the fourth quarter, setting the stage for future growth. We were pleased to add to our wind tower backlog with an order we received for $38 million in December; our book to bill ratio for inland barges continued to be strong, and we received several railcar components orders from new customers,” Mr. Carrillo noted.

2019 Outlook and Guidance

The Company also announced that it has raised its 2019 full year adjusted EBITDA guidance to a range of $215 million to $225 million from its prior guidance range of $180 million to $195 million. The Company increased its full year 2019 revenue guidance to a range of $1.70 billion to $1.80 billion from its prior guidance range of $1.55 billion to $1.65 billion. The guidance increase reflects the acquisition of ACG Materials, a producer of specialty materials and aggregates, which closed on December 5, 2018.

Commenting on the outlook for 2019, Mr. Carrillo noted, “We see positive revenue and earnings momentum across all of our operating segments in 2019. The mid-point of our adjusted 2019 EBITDA guidance range reflects 18% year-over-year growth, after absorbing additional standalone company costs and initial pricing on a long-term components contract.

“We remain focused on our stage one priorities: growing our Construction Products business, improving margins in Energy Equipment, expanding our Transportation Products business as markets continue to recover, and operating a lean corporate structure.

“The ACG Materials acquisition significantly strengthened our presence in attractive specialty materials and aggregates markets in our Construction Products business. The acquisition also brought with it a robust pipeline of bolt-on acquisitions and organic investment opportunities that are expected to improve our long-term return on invested capital.

“In Energy Equipment, we expect to continue making progress on our lean initiatives in 2019. Additionally, our wind tower, utility structure, and storage tank end markets look promising for 2019, with positive demand dynamics and substantial order backlogs in place.

“In Transportation Products, orders and inquiries in our barge business continue to improve from 2018 levels, our backlog provides solid production visibility, and our recently re-opened facility in Madisonville, Louisiana is on track to deliver its first barge in mid-2019. Additionally, we are making progress winning new customers in our railcar components business."

Mr. Carrillo concluded, “In 2019, we will continue to work toward making progress on our long term vision of growing in attractive end markets, reducing the complexity and cyclicality of our business, improving our return on invested capital, and implementing environmental, social, and corporate governance programs and goals across the organization.”

Segment Results - Construction Products

Revenues increased 2% to $65.6 million in the fourth quarter, benefitting from one month of operating results from the December acquisition of ACG Materials. Operating profit for the fourth quarter was $5.1 million compared to $11.2 million in 2017. Fourth quarter adjusted Segment EBITDA was $12.4 million, $3.9 million lower than a year ago. Heavy rains in Texas made October the wettest on record for the state, reducing aggregates volumes which accounted for the bulk of the fourth quarter EBITDA decline. Importantly, year to date in 2019, revenues and profitability have returned to more normalized levels.

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Segment Results - Energy Equipment

Revenues were up 7% year-over-year to $207.0 million during the fourth quarter. Operating profit for the fourth quarter was $16.1 million compared to $15.2 million in 2017. Adjusted Segment EBITDA increased 2% to $23.2 million due to improved performance in the utility structures business, higher wind tower volumes, and the exit of certain subscale businesses during the quarter. The segment received a $38 million wind tower order during the quarter and ended the year with a combined utility structures and wind towers backlog of $633.1 million, down from $700.3 million at September.

Segment Results - Transportation Products

Fourth quarter revenues increased 12% to $102.1 million. Operating profit for the fourth quarter was $13.2 million compared to $8.1 million in 2017. Adjusted Segment EBITDA increased 31% to $17.0 million from $13.0 million, benefitting from higher inland barge volumes and improved operating efficiencies in both inland barge and steel components. Backlog for inland barges was $230.5 million at the end of the year, up from $210.4 million at the end of September. Book to bill was 1.4 in the quarter, marking the fourth consecutive quarter with a ratio above 1.0.

Additional Notes on Financial Results

The non-routine items excluded from adjusted net income, adjusted diluted EPS, and adjusted EBITDA for the three and twelve months ended December 31, 2018 and 2017 are outlined in the accompanying tables and relate to the enactment of U.S. tax reform, the previously disclosed impairment and subsequent sale of businesses in the Energy Equipment segment, and the fair value mark-up of acquired ACG Materials inventory.

Corporate costs were $7.4 million during the fourth quarter compared to $11.3 million last year, as certain corporate expenses and administrative fees were only reflected for the two months of the fourth quarter that Arcosa was an independent public company. In 2019, as previously disclosed, the Company anticipates higher annual corporate costs as a standalone company. Included in its 2019 adjusted EBITDA guidance range are expected corporate costs of approximately $50 million.

Other, net income was $3.0 million during the fourth quarter compared to an expense of $1.6 million last year primarily due to a favorable foreign currency impact.

The Company reported an effective tax rate of 3.8% during the quarter, benefitting from two non-routine items. The divestitures in Energy Equipment reduced tax expense by $7.7 million and the finalization of the accounting for enacting U.S. tax reform reduced tax expense by $0.8 million. Adjusting for these items, the effective tax rate was 33.3%. In the fourth quarter of 2017, the effective tax rate was (9.8%). Adjusting for the $6.2 million benefit from U.S. tax reform, the effective tax rate was 19.1%. The Company expects a normalized annual tax rate of 25.0% in 2019.

Liquidity and Capital Allocation

The Company ended the year with $99.4 million of cash and cash equivalents. Combined with unused capacity under its committed credit facility, the Company had $271.7 million of liquidity at December 31, 2018.

During the year, the Company invested $44.8 million in capital expenditures and $333.2 million in acquisitions, including the approximately $309 million acquisition of ACG Materials. The

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Company funded the acquisition of ACG Materials with cash on hand and $180 million of borrowings under its revolving credit facility.

In December, the Company’s Board of Directors approved a $50 million share repurchase authorization. Approximately $3.0 million, or 124,272 shares, was repurchased during the quarter. Also, in December, the Company declared an inaugural quarterly dividend of $0.05 per share that was paid in January.

Non-GAAP Financial Information

This earnings release contains financial measures that have not been prepared in accordance with generally accepted accounting principles (GAAP). Reconciliations of non-GAAP financial measures to the closest GAAP measure are included in the accompanying tables to this earnings release.

Presentation of Financials

The spin-off of the Company by Trinity Industries, Inc. (“Former Parent”; NYSE:TRN) was completed on November 1, 2018. The Company’s financial statements for periods prior to November 1, 2018 were prepared on a “carve-out” basis. The carve-out financials of the Company are not necessarily representative of the amounts that would have been reflected in the financial statements had the Company been an independent company during the applicable periods.

Conference Call Information

A conference call is scheduled for 8:30 a.m. Eastern time on February 28, 2019 to discuss the 2018 fourth quarter as well as the outlook for 2019. To listen to the conference call webcast, please visit the Investor Relations section of Arcosa’s website at http://ir.arcosa.com/Events. A slide presentation for this conference call will be posted on the Company’s website approximately 15 minutes before the start of the call at http://ir.arcosa.com/Events. The audio conference call number is 800-894-5910 for domestic callers and 785-424-1052 for international callers. The conference ID is ARCOSA. An audio playback will be available through 11:59 p.m. Eastern time on March 14, 2019, by dialing 800-839-5642 for domestic callers and 402-220-2564 for international callers. A replay of the webcast will be available for one year on Arcosa’s website at http://ir.arcosa.com/Events.

About Arcosa

Arcosa, Inc. (NYSE:ACA), headquartered in Dallas, Texas, is a provider of infrastructure-related products and solutions with leading positions in construction, energy, and transportation markets. Arcosa reports its financial results in three principal business segments: the Construction Products Group, the Energy Equipment Group, and the Transportation Products Group. For more information, visit www.arcosa.com.

Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Arcosa’s estimates, expectations, beliefs, intentions or strategies for the future. Arcosa uses the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” “guidance,” “outlook,” and similar expressions to identify these forward-looking statements. Forward-looking statements speak only as of the date of this release, and Arcosa expressly disclaims any obligation or undertaking to disseminate

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any updates or revisions to any forward-looking statement contained herein, except as required by federal securities laws. Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations, including but not limited to assumptions, risks and uncertainties regarding achievement of the expected benefits of Arcosa’s separation from Trinity Industries, Inc.; tax treatment of the separation; failure to successfully integrate the ACG Materials acquisition, or failure to achieve the expected benefits of the acquisition; market conditions and customer demand for Arcosa’s business products and services; the cyclical nature of, and seasonal or weather impact on, the industries in which Arcosa competes; competition and other competitive factors; governmental and regulatory factors; changing technologies; availability of growth opportunities; market recovery; improving margins; and Arcosa’s ability to execute its long-term strategy, and such forward-looking statements are not guarantees of future performance. For further discussion of such risks and uncertainties, see “Information Statement Summary”, “Risk Factors” and “Forward-Looking Statements” in the information statement filed as an exhibit to Arcosa’s Registration Statement on Form 10, as amended, and "Risk Factors" and the "Forward-Looking Statements" section of "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Arcosa's Form 10-K for the year-ended December 31, 2018 which is to be filed on or about February 28, 2019.

CONTACTS

Scott C. Beasley	Gail M. Peck	David Gold
Chief Financial Officer	SVP, Finance & Treasurer	ADVISIRY Partners

T 972.942.6500		T 212.661.2220
InvestorResources@arcosa.com		David.Gold@advisiry.com

TABLES TO FOLLOW

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Arcosa, Inc.
Condensed Consolidated and Combined Statements of Operations
(in millions)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Revenues	$374.4	$347.5	$1,460.4	$1,462.4
Operating costs:
Cost of revenues	310.9	282.0	1,188.4	1,167.7
Selling, engineering, and administrative expenses	36.8	42.4	153.9	163.0
Impairment charge	—	—	23.2	—
	347.7	324.4	1,365.5	1,330.7
Operating profit	26.7	23.1	94.9	131.7

Interest expense	0.9	—	0.9	—
Other, net (income) expense	(3.0)	1.6	(1.0)	1.6
	(2.1)	1.6	(0.1)	1.6
Income before income taxes	28.8	21.5	95.0	130.1
Provision (benefit) for income taxes	1.1	(2.1)	19.3	40.4
Net income	$27.7	$23.6	$75.7	$89.7

Net income per common share:
Basic	$0.56	$0.48	$1.55	$1.84
Diluted	$0.56	$0.48	$1.54	$1.84
Weighted average number of shares outstanding(1):
Basic	48.9	48.8	48.8	48.8
Diluted	49.2	48.8	48.9	48.8
(1) For periods prior to the separation, the denominator for basic and diluted net income per common share was calculated using the 48.8 million shares of common stock outstanding immediately following the Separation.
Our effective tax rate reflects the Company's estimate for its state income tax expense, excess tax benefits or deficiencies related to equity compensation, and the impact of dispositions of certain operations.  For the three months ended December 31, 2018, a tax benefit of $7.7 million related to the disposition of a foreign entity was recognized, whereas the book impairment charge recorded in the third quarter prior to the disposition, with no corresponding tax benefit, was recognized in the third quarter of 2018.
The Tax Cuts and Jobs Act (the "Act”) was enacted on December 22, 2017. The Act reduced the U.S. federal corporate income tax rate from 35% to 21%, required companies to pay a one-time transition tax on earnings of certain foreign subsidiaries that were previously tax deferred and created new taxes on certain foreign-sourced earnings. For the year ended December 31, 2017, we recognized a provisional benefit of $6.2 million, primarily related to the impact of the Act on our deferred taxes. During the year ended December 31, 2018, we finalized the accounting for the enactment of the Act and recorded an additional $1.5 million benefit, primarily as a result of the true-up of our deferred taxes.

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Arcosa, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
Revenues:	2018	2017	2018	2017
Construction aggregates	$51.3	$49.8	$217.9	$204.9
Other	14.3	14.3	74.4	54.0
Construction Products Group	65.6	64.1	292.3	258.9

Wind towers and utility structures	155.4	137.7	582.9	652.1
Other	51.6	55.1	197.2	192.0
Energy Equipment Group	207.0	192.8	780.1	844.1

Inland barges	47.2	33.6	170.2	157.9
Steel components	54.9	57.6	221.2	205.4
Transportation Products Group	102.1	91.2	391.4	363.3

Segment Totals before Eliminations	374.7	348.1	1,463.8	1,466.3
Eliminations	(0.3)	(0.6)	(3.4)	(3.9)
Combined Total	$374.4	$347.5	$1,460.4	$1,462.4

	Three Months Ended December 31,		Year Ended December 31,
Operating profit (loss):	2018	2017	2018	2017
Construction Products Group	$5.1	$11.2	$50.4	$53.7
Energy Equipment Group	16.1	15.2	28.6	78.4
Transportation Products Group	13.2	8.1	48.4	39.0
All Other	—	(0.1)	(0.1)	(0.1)
Segment Totals before Eliminations and Corporate Expenses	34.4	34.4	127.3	171.0
Corporate	(7.4)	(11.3)	(32.1)	(39.3)
Eliminations	(0.3)	—	(0.3)	—
Combined Total	$26.7	$23.1	$94.9	$131.7

Backlog:	December 31, 2018	December 31, 2017
Energy Equipment Group:
Wind towers and utility structures	$633.1	$899.0
Other	$55.1	*
Transportation Products Group:
Inland barges	$230.5	$98.2
* Prior to January 2018, contracts within the Other businesses of the Energy Equipment Group did not meet the Company's historical definition of backlog, which was firm, non-cancellable orders. With the adoption in January 2018 of ASU 2014-09, "Revenue from Contracts with Customers," ("ASU 2014-09") these amounts are now included in backlog due to the fact that they contain substantive cancellation penalties.

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Arcosa, Inc.
Condensed Consolidated and Combined Balance Sheets
(in millions)
(unaudited)

	December 31, 2018	December 31, 2017
Current assets:
Cash and cash equivalents	$99.4	$6.8
Receivables, net of allowance	291.4	165.3
Inventories	252.5	246.8
Other	23.7	9.9
Total current assets	667.0	428.8

Property, plant, and equipment, net	803.0	583.1
Goodwill	615.2	494.3
Deferred income taxes	6.9	8.8
Other assets	80.1	87.5
	$2,172.2	$1,602.5
Current liabilities:
Accounts payable	$86.2	$56.0
Accrued liabilities	146.2	118.0
Current portion of long-term debt	1.8	0.1
Total current liabilities	234.2	174.1

Debt	183.7	0.4
Deferred income taxes	58.3	11.0
Other liabilities	11.5	9.1
	487.7	194.6

Stockholders' equity:
Former Parent's net investment	—	1,427.7
Common stock	0.5	—
Capital in excess of par value	1,685.7	—
Retained earnings	19.5	—
Accumulated other comprehensive loss	(17.7)	(19.8)
Treasury stock	(3.5)	—
	1,684.5	1,407.9
	$2,172.2	$1,602.5

Certain current year balances may not be comparable to prior year due to the required adoption of ASU 2014-09.

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Arcosa, Inc.
Condensed Consolidated and Combined Cash Flow Statements
(in millions)
(unaudited)

	Year Ended December 31,
	2018	2017
Operating activities:
Net income	$75.7	$89.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	67.6	65.7
Impairment charge	23.2	—
Provision for deferred income taxes	22.4	10.3
Changes in current assets and liabilities	(80.8)	(0.5)
Other	10.4	(3.2)
Net cash provided by operating activities	118.5	162.0
Investing activities:
Proceeds from dispositions of property and other assets	10.2	3.5
Capital expenditures	(44.8)	(82.4)
Acquisitions, net of cash acquired	(333.2)	(47.5)
Proceeds from divestitures	3.3	—
Net cash required by investing activities	(364.5)	(126.4)
Financing activities:
Payments to retire debt	(0.3)	(0.1)
Proceeds from issuance of debt	180.0	0.6
Shares repurchased	(3.5)	—
Capital contribution from Former Parent	200.0	—
Net transfers from/(to) Former Parent and affiliates	(34.5)	(43.0)
Other	(3.1)	(0.3)
Net cash provided by (required by) financing activities	338.6	(42.8)
Net increase (decrease) in cash and cash equivalents	92.6	(7.2)
Cash and cash equivalents at beginning of period	6.8	14.0
Cash and cash equivalents at end of period	$99.4	$6.8

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Arcosa, Inc.
Reconciliation of Consolidated and Combined Adjusted EBITDA
(in millions)
(unaudited)

GAAP does not define “Earnings Before Interest, Taxes, Depreciation, Depletion and Amortization” (EBITDA) and it should not be considered as an alternative to earnings measures defined by GAAP, including net income. We use this metric to assess the operating performance of our consolidated business, as a metric for incentive-based compensation, and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value, and we believe this metric also assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion, and amortization, which can vary significantly depending on many factors. We adjust consolidated EBITDA for certain non-routine items (Adjusted EBITDA) to provide a more consistent comparison of earnings performance from period to period, which we also believe assists investors in comparing a company's performance on a consistent basis. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by Revenues.

	Three Months Ended December 31,		Year Ended December 31,		Full Year 2019 Guidance
	2018	2017	2018	2017	Low	High
Revenues	$374.4	$347.5	$1,460.4	$1,462.4	$1,700.0	$1,800.0

Net income	27.7	23.6	75.7	89.7	85.0	98.0
Add:
Interest expense, net	0.5	(0.1)	0.5	(0.1)	7.0	5.0
Provision (benefit) for income taxes	1.1	(2.1)	19.3	40.4	29.0	33.0
Depreciation, depletion, and amortization expense	17.9	17.5	67.6	65.7	92.0	87.0
EBITDA	47.2	38.9	163.1	195.7	213.0	223.0
Add:
Impairment charge	—	—	23.2	—	—	—
Impact of the fair value mark up of acquired inventory	0.8	—	0.8	—	2.0	2.0
Other, net (income) expense(1)	(2.6)	1.7	(0.6)	1.7	—	—
Adjusted EBITDA	$45.4	$40.6	$186.5	$197.4	$215.0	$225.0
Adjusted EBITDA Margin	12.1%	11.7%	12.8%	13.5%	12.6%	12.5%

(1) Included in Other, net (income) expense was the impact of foreign currency exchange transactions of $(2.4) million and $1.9 million for the three months ended December 31, 2018 and 2017, respectively, and $(0.2) million and $2.2 million for the years ended December 31, 2018 and 2017, respectively.

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Arcosa, Inc.
Reconciliation of Adjusted Segment EBITDA
(in millions)
(unaudited)

“Segment EBITDA” is defined as segment operating profit plus depreciation, depletion, and amortization. GAAP does not define Segment EBITDA and it should not be considered as an alternative to earnings measures defined by GAAP, including segment operating profit. We use this metric to assess the operating performance of our businesses, as a metric for incentive-based compensation, and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value, and we believe this metric also assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion, and amortization, which can vary significantly depending on many factors. We adjust Segment EBITDA for certain non-routine items to provide a more consistent comparison of earnings performance from period to period, which we also believe assists investors in comparing a company's performance on a consistent basis. Adjusted Segment EBITDA Margin is defined as Adjusted Segment EBITDA divided by Revenues.

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Construction Products
Revenues	$65.6	$64.1	$292.3	$258.9

Operating Profit	5.1	11.2	50.4	53.7
Add: Depreciation, depletion, and amortization expense	6.5	5.1	21.9	18.4
Segment EBITDA	11.6	16.3	72.3	72.1
Add: Impact of the fair value mark up of acquired inventory	0.8	—	0.8	—
Adjusted Segment EBITDA	$12.4	$16.3	$73.1	$72.1
Adjusted Segment EBITDA Margin	18.9%	25.4%	25.0%	27.8%

Energy Equipment
Revenues	$207.0	$192.8	$780.1	$844.1

Operating Profit	16.1	15.2	28.6	78.4
Add: Depreciation and amortization expense	7.1	7.5	29.7	30.2
Segment EBITDA	23.2	22.7	58.3	108.6
Add: Impairment charge	—	—	23.2	—
Adjusted Segment EBITDA	$23.2	$22.7	$81.5	$108.6
Adjusted Segment EBITDA Margin	11.2%	11.8%	10.4%	12.9%

Transportation Products
Revenues	$102.1	$91.2	$391.4	$363.3

Operating Profit	13.2	8.1	48.4	39.0
Add: Depreciation and amortization expense	3.8	4.9	15.5	17.1
Adjusted Segment EBITDA	$17.0	$13.0	$63.9	$56.1
Adjusted Segment EBITDA Margin	16.7%	14.3%	16.3%	15.4%

Operating Profit - All Other	$—	$(0.1)	$(0.1)	$(0.1)
Operating Profit - Corporate	(7.4)	(11.3)	(32.1)	(39.3)
Eliminations	(0.3)	—	(0.3)	—
Corporate depreciation	0.5	—	0.5	—
Adjusted EBITDA	$45.4	$40.6	$186.5	$197.4

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Arcosa, Inc.
Reconciliation of Adjusted Net Income and Adjusted Diluted EPS
(unaudited)

GAAP does not define “Adjusted Net Income” and it should not be considered as an alternative to earnings measures defined by GAAP, including net income. We use this metric to assess the operating performance of our consolidated business. We adjust net income for certain non-routine items to provide investors with what we believe is a more consistent comparison of earnings performance from period to period.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
	(in millions)
Net Income	$27.7	$23.6	$75.7	$89.7
Impairment charge on businesses subsequently divested	—	—	23.2	—
Tax impact	(7.7)	—	(8.9)	—
Impact of the fair value mark up of acquired inventory	0.8	—	0.8	—
Tax impact	(0.2)	—	(0.2)	—
Impact of U.S. tax reform	(0.8)	(6.2)	(1.5)	(6.2)
Adjusted Net Income	$19.8	$17.4	$89.1	$83.5

GAAP does not define “Adjusted Diluted EPS” and it should not be considered as an alternative to earnings measures defined by GAAP, including diluted EPS. We use this metric to assess the operating performance of our consolidated business. We adjust diluted EPS for certain non-routine items to provide investors with what we believe is a more consistent comparison of earnings performance from period to period.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
	(in dollars per share)
Diluted EPS	$0.56	$0.48	$1.54	$1.84
Impairment charge on businesses subsequently divested	(0.16)	—	0.30	—
Impact of the fair value mark up of acquired inventory	0.01	—	0.01	—
Impact of U.S. tax reform	(0.01)	(0.12)	(0.03)	(0.13)
Adjusted Diluted EPS	$0.40	$0.36	$1.82	$1.71

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